Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 12, 2015 with respect to the audited consolidated financial statements of CD International Enterprises, Inc. and Subsidiaries for the years ended September 30, 2014 and 2013, and our report dated January 15, 2015 with respect to the audited consolidated financial statements of CD International Enterprises, Inc. and Subsidiaries for the years ended September 30, 2013 and 2012.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
August 28, 2015